Exhibit (d)(vii)

DATED: March 4, 2020

THIRD AMENDED SCHEDULE A

TO THE

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

J O HAMBRO CAPITAL MANAGEMENT LIMITED

Name of Fund	Compensation*
JOHCM International Select Fund	Annual rate of 0.89% of the average daily net assets of the Fund.
JOHCM Emerging Markets Opportunities Fund	Annual rate of 0.90% of the average daily net assets of the Fund.
JOHCM Global Equity Fund	Annual rate of 0.95% of the average daily net assets of the Fund.
JOHCM International Small Cap Equity Fund	Annual rate of 1.05% of the average daily net assets of the Fund.
JOHCM Asia Ex-Japan Fund	Annual rate of 1.09% of the average daily net assets of the Fund.
JOHCM Emerging Markets Small Mid Cap Equity Fund	Annual rate of 1.30% of the average daily net assets of the Fund.
JOHCM International Opportunities Fund	Annual rate of 0.75% of the average daily net assets of the Fund.
JOHCM Global Income Builder Fund	Annual rate of 0.67% of the average daily net assets of the Fund.
JOHCM Credit Income Fund	Annual rate of 0.55% of the average daily net assets of the Fund

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

J O Hambro Capital Management Limited

By:	/s/ Alexandra Altinger
Name:	Alexandra Altinger
Title:	CEO

J O Hambro Capital Management Limited

By:	/s/ Stephen Lynn
Name:	Stephen Lynn
Title:	CFO